Exhibit 10.17

7950 Jones Branch Drive	GANNETT
McLean, VA 22107

May 6, 2015

John Zidich

11766 E Bloomfield Drive

Scottsdale, AR 85259

Dear John,

We are pleased to promote you to President of Domestic Publishing within Gannett. Your compensation will be paid monthly at the rate of $50,000 which is $600,000 annualized, detailed below. This is a full-time exempt position.

Listed below is more information about your new position:

TITLE: President of Domestic Publishing

DEPARTMENT: General Administration

REPORTS TO: Robert J. Dickey, President and Chief Executive Officer

TARGET START DATE: May 1, 2015

WORK LOCATION: McLean, VA

Relocation Bonus: You will receive a one-time relocation bonus of $50,000 (gross). In the event you choose to voluntarily terminate within a 12-month period from your start date in your new position, you agree to reimburse the company the full relocation bonus amount.

Relocation: Gannett will cover the cost for of the following:

•                  Movement of household goods.

•                  6 months of temporary housing.

•                  The expense of house-hunting trips for you and your spouse as needed.

In the event you choose to move immediately into housing, understanding you won’t be using any closing cost benefit normally associated with a move, Company will reimburse up to $23,000 (net to you) in living expenses as you transition to headquarters area housing.

Please contact Sonia Kelly at 703.854.6204 or via email at sekelly@gannett.com for further details.

In the event you should choose voluntary termination or if you are terminated due to performance within a 12-month period from your start date in your new position, you agree to reimburse the company the full amount of relocation benefits.

Performance Bonus: You will be eligible for an annual bonus based upon corporate and division performance and the metrics we agree upon. The target annual bonus level is 75% of your base salary and prorated to your start date in your new position, subject to the pool and is paid annually. We will establish Key Performance Indicators (KPIs) to measure your performance shortly after you start. Your first bonus award will be payable in February 2016. Please keep in mind that, within its sole discretion, Gannett reserves the right to alter, amend or terminate this bonus plan at anytime and for any reason.

Long-Term Incentive: You will be eligible for a long-term incentive compensation award target of 150% of your base salary in December 2015, divided between a grant of performance shares (TSRs) and restricted stock units (RSUs) effective January 1. Please keep in mind that, within its sole discretion, Gannett reserves the right to alter, amend or terminate this plan at anytime and for any reason.

Benefits: As you are currently, you are eligible for all the standard Gannett benefits programs, including health insurance, 401K, life insurance, etc. You will continue to have use of your existing company car, but at the end of its term this benefit is expected to convert to a car allowance.

Vacation: You will be eligible for accrued vacation based at your current rate.

Confidentiality: You recognize and acknowledge that certain confidential business and technical information of Gannett Co., Inc. that includes, information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, program strategies and information, databases and information systems, analyses, digital products, profit margins or other proprietary information used by Gannett Co., Inc. is a valuable, special and unique asset of Gannett Co., Inc. You shall not, at any time whether during the term or after the termination of your employment with Gannett Co., Inc., Gannett or any of its affiliates, or the expiration of this Agreement, use such information, or any part thereof, or disclose such information to any person, firm, corporation, association or other entity for any purpose other than for the benefit of Gannett.

Congratulations and we look forward to having you in your new role at Gannett. Should the terms of the offer be acceptable, we would appreciate you confirming your agreement by close of business on Thursday, May 7, 2015. If you have questions, please contact me in the office at (703) 854-6777.

Best regards,

Robert J. Dickey

President and Chief Executive Officer

Gannett

Acceptance

Signature:	/s/ John Zidich	Date:	6-5-2015
John Zidich